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                                                  EXHIBIT 5



                                   PEZZOLA & REINKE
                              A Professional Corporation
                                  Counselors at Law

                             Lake Merritt Plaza Building
                           1999 Harrison Street, Suite 1300
                              Oakland, California 94612
                              Telephone  (510) 273-8750
                              Facsimile  (510) 834-7440


                                     June 17, 1998



DSP COMMUNICATIONS, INC.
20300 Stevens Creek Blvd.
Cupertino, California 95014

     RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

     As outside counsel to DSP Communications, a Delaware corporation (the "Company"), we have been asked by the Company to review the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on, or about, June 18, 1998 (the "Registration Statement"). This is in connection with the registration under the Securities Act of 1933, as amended, of two million (2,000,000) shares of the Company's Common Stock, $0.001 par value per share (the "Plan Shares"), none of which are presently issued and outstanding.

     As your outside counsel, we have examined the proceedings and such other documents as we have deemed necessary relating to the issuance of two million (2,000,000) Plan Shares to be issued under the Company's 1996 Stock Option Plan.

     In rendering this opinion, we have assumed, without investigation, the genuineness of all signatures; the correctness of all certificates; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies; and the accuracy and completeness of all records made available to us by, or on behalf of, the Company. In addition, we have assumed, without investigation, the accuracy of the representations and statements as to factual matters made by the Company, its officers and employees, and public officials. Nothing has come to our attention, however, which would lead us to question the accuracy or completeness of such representations, warranties or statements.

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DSP Communications, Inc.
June 17, 1998
Page 2
RE: REGISTRATION STATEMENT ON FORM S-8


     In rendering the opinion hereinafter expressed, we have examined and relied upon such documents and instruments as we have deemed necessary and appropriate. It is our opinion that the Plan Shares, when subsequently issued upon payment therefor in accordance with the terms of the 1996 Stock Option Plan, will be validly issued, fully paid and nonassessable.

     We are admitted to practice law only in the State of California, and we express no opinion concerning any law other than the law of the State of California. This opinion is intended solely for your benefit and is not to be relied upon by any other person, firm, or entity without our prior written consent.

     We consent to the use of this opinion as an Exhibit to the Registration Statement, and further consent to all references to this Firm in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       /s/ Pezzola & Reinke, APC

                                       PEZZOLA & REINKE
                                       A Professional Corporation